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                                                                      Exhibit 21

AstroPower, Inc.
List of Subsidiaries
December 31, 2001



          Name                                 Jurisdiction           % Owned

Aplicaciones Technicas de le Energis SL       Valencia, Spain         100%
(Atersa)

APWR, Inc                                      Wilmington, DE         100%

Other subsidiaries of the Company are not named, as the unnamed subsidiaries considered in the aggregate as a single subsidiary would not constitute a significant subsidiary at December 31, 2001.